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                                                                EXHIBIT 10.5(c)
                                EKCO GROUP, INC.
                         Employees' Stock Ownership Plan

                                    Amendment


         WHEREAS, EKCO Group, Inc. (the "Employer") heretofore adopted the EKCO Group, Inc. Employees' Stock Ownership Plan (the "Plan"); and

         WHEREAS, the Plan originally acquired shares of employer stock using the proceeds of an exempt loan under Internal Revenue Code Section 4975(d)(3); and

         WHEREAS, the trustee, pursuant to the terms of the Loan Agreement effective as of March 30, 1995 (which Loan Agreement contains the terms of the exempt loan) retained the right to return any financed shares held in the suspense account under the Plan to the Employer in return for cancellation of the Plan's indebtedness to the Employer, and for the reasons stated in the Agreement of Surrender and Cancellation dated as of December 14, 1998, the trustee determined that it would be in the best interests of the Plan participants to do so, and accordingly, pursuant to such Agreement of Surrender and Cancellation, did return the remaining suspense account shares to the Employer in return for the Employer's delivery to the trustee of the promissory note evidencing such exempt loan and an appropriate instrument of discharge; and

         WHEREAS, the Employer reserved the right to amend the Plan; and

         WHEREAS, the Employer desires to amend the Plan to reflect the transactions summarized above (and to make other changes to reflect changes in applicable provisions of the Internal Revenue Code), contingent upon the Employer's obtaining a determination letter from the Internal Revenue Service to the effect that this Amendment does not adversely affect the tax qualification of the Plan under Code Section 401(a);

         NOW THEREFORE, the Plan is hereby amended, as follows:

         Part A: The amendments in this Part A are effective as of January 1, 1994.

         A1. Section 3 of Article 13 is deleted, and Sections 4 and 5 are renumbered as Sections 3 and 4, respectively.

         A2. Article 15, Section 4 is amended by deleting the reference to "Section 17.8" and by inserting in its place reference to "Article 5, Section 5".

         A3. Article 15, Section 6 is amended by adding the following two new sentences at the beginning: "Allocations to a participant's account shall be determined under the terms of the plan in effect on the date as of which such allocations are credited to the participant's account. A participant's (or beneficiary's) rights with respect to
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                the investment of his account (for example, the election of diversification under Article 8) shall be as provided for under the terms of the plan as in effect on the date that the participant exercises such rights."

         Part B: The amendment in this Part B is effective as of December 12, 1994.

         B1. Article 15 is amended by adding the following new Section 13:

             "13 Credit for Military Service. Notwithstanding any other provision of this plan to the contrary, contributions and service credit with respect to qualified military service will be provided in accordance with Code Section 414(u)."

         Part C: The amendment in this Part C is effective as of January 1, 1995.

         C1. Article 12, Section 1.c.i is amended to read as follows: "$30,000, as adjusted under Code Section 415(d), or".

         Part D: The amendment in this Part D is effective as of January 1, 1997.

         D1. Subsection e of Section 1 of Article 12 is deleted and subsections f and g are renumbered as subsections e and f, respectively.

         Part E: The amendment in this Part E is effective as of August 5, 1997.

         E1. Article 15, Section 1 is amended by adding at the beginning of the first sentence the words "Except as required under Code Section 401(a)(13),".

         Part F: The amendments in this Part F are effective as of January 1, 1998.

         F1. Article 2, Section 8.b is amended by deleting the parenthetical phrase.

         F2. Article 5, Section 2.a is amended by deleting the third sentence thereof.

         F3. Article 15 is amended by adding the following new Section 14:

             "14. Correction of Mistakes in Plan Operation. If as a result of a mistake in plan operation or administration (including by way of illustration and not by way of limitation, the omission of an employee who should have become a participant, the crediting of the wrong amount to a participant's accounts, and similar mistakes), the plan administrator may take such steps as the plan administrator determines are necessary or proper to correct the mistake (i.e., to put the affected participant(s) in the same position he (they) would have been in if the mistake had never occurred). In so doing, the plan administrator may apply a correction methodology promulgated in any program of the IRS, such as EPCRS."

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         Part G: The amendments in this Part G are effective as of January 1,
                 1999.

         G1. Article Six, Section 3 is amended in its entirety to read as follows:

             "3. Method of allocation. Allocations to employer stock accounts and dollar accounts as of the end of a plan year will be based on the ratio that each eligible participant's compensation bears to the total compensation of all eligible participants for the plan year."

         G2. The first sentence of Section 3.b.i Article 7, is replaced by the following three sentences: "If a participant has terminated employment, payments must commence no later than the April 1 following the calendar year in which he reaches age 70 1/2. For a participant who continues in employment after age 70 1/2, payments must start by the April 1 of the calendar following the calendar year in which the participant terminated employment. However, if a participant who is actively employed by the employer is a 5% or greater owner of the employer (or any parent or other affiliate of the employer), such participant must nevertheless start receiving payments by the April 1 following the calendar year in which he reaches age 70 1/2."

         G3. The last paragraph of Section 3.b of Article 7 is amended in its entirety to read as follows:

             "Payments under either of the above rules must always be at least as large and timely as is required by Code Section 401(a)(9) and the regulations thereunder."

         Part H: The amendments in this Part H are effective as of December
                 14, 1998.

         H1. Article 6, Section 2.c is amended by adding the following new second paragraph:

             "At any time when there is no exempt loan outstanding, there will be no suspense account (except to hold shares of employer stock released from the suspense account pending their allocation to participants' accounts at the end of the applicable plan year). Accordingly, on and after December 14, 1998, there is no suspense account in existence."

         H2. Article 6, Section 4.a.iv(1) is amended by adding the words
             "(provided that any such exempt loan is outstanding on the date that the plan receives any such dividends)" after the words "amounts owed on exempt loans".

         H3. Article 9, Section 1.a.iii is amended by adding the following new sentence at the end: "This subsection (iii) will not apply at any time when there is no suspense account; accordingly, on and after December 14, 1998, this subsection will not apply because there is no suspense account thereafter."

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         H4. Article 9, Section 2.c is amended by adding the following sentence at the end: "This subsection (c) will not apply at any time when there is no suspense account; accordingly, on and after December 14, 1998, this subsection will not apply because there is no suspense account thereafter."

         Part I: The amendment in this Part I is effective as of January 1, 2000.

         I1. Article 12, Section 2.e is amended by adding the following new language at the end: "Notwithstanding the foregoing provisions of this subsection e, subject to any requirements or limitations contained in any applicable regulations or rulings of the Internal Revenue Service, the requirements of this subsection e shall not apply on or after January 1, 2000."

         The effectiveness of the foregoing amendments is contingent upon the receipt by EKCO Group, Inc. of an Internal Revenue Service determination letter that the Plan, as amended by the foregoing amendments, continues to be qualified under Code Section 401(a). The Employer will promptly file the foregoing amendment with an application for such a determination letter with the appropriate office of the Internal Revenue Service. Upon receipt of such a favorable determination letter, the foregoing amendments will become effective with the effective dates specified above.

         IN WITNESS WHEREOF, the Employer, by its duly authorized officer, has caused this Amendment to be executed on the 25th day of May, 1999.

                                    EKCO GROUP, INC.


                                    By: /s/ DONATO A. DeNOVELLIS
                                    ----------------------------
                                    Donato A. DeNovellis
                                    Chief Financial Officer and
                                    Executive Vice President,
                                    Finance & Administration




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